Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of R.J. Reynolds Tobacco Holdings, Inc. and R.J. Reynolds Tobacco Company on Form S-3 and the related Prospectus of our report dated May 18, 1999 (July 14, 1999 as to notes 10 and 16 and October 6, 1999 as to note 17) appearing in the Prospectus dated October 8, 1999 and filed October 12, 1999 pursuant to Rule 424(b) under the Securities Act and to the reference to us under the heading "Experts" in the Prospectus which is a part of this Registration Statement.


Deloitte & Touche LLP
Winston-Salem, North Carolina

December 10, 1999